For Immediate Release
BofI Holding, Inc. Announces Record Second Quarter Net Income, Up 46.7%
Diluted EPS Increases 29.6%

SAN DIEGO, CA - (MARKETWIRE) - February 6, 2013 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the second fiscal quarter ended December 31, 2012. Net income was a record $9,768,000, an increase of 46.7% over net income of $6,660,000 for the quarter ended December 31, 2011. Earnings attributable to BofI's common stockholders were $9,436,000 or $0.70 per diluted share for the second quarter of fiscal 2013, an increase of 29.6% from $6,280,000 or $0.54 per diluted share for the second quarter ended December 31, 2011.

Core earnings, which exclude the after-tax impact of gains and losses associated with our securities portfolio, increased 47.6% to $10,080,000 for the quarter ended December 31, 2012 compared to $6,828,000 for the quarter ended December 31, 2011.

Second Quarter Fiscal 2013 Financial Summary:

Three Months Ended December 31,	Q2 Fiscal 2013	Q2 Fiscal 2012	YOY Change
(Dollars in thousands)
Net Interest Income	$24,936	$19,086	30.7%
Non-Interest Income	$6,249	$2,986	109.3%
Net Income	$9,768	$6,660	46.7%
Core Earnings[1]	$10,080	$6,828	47.6%
Net Income Attributable to Common Stockholders	$9,436	$6,280	50.3%
Diluted EPS	$0.70	$0.54	29.6%

 __________________________
1 Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses associated with our securities portfolios.

For the six months ended December 31, 2012, net income was a record $18,757,000, an increase of 42.2% over net income of $13,193,000 for the six months ended December 31, 2011. Earnings attributable to BofI's common stockholders were $18,348,000 or $1.37 per diluted share for the six months ended December 31, 2012, an increase of 44.6% from $12,687,000 or $1.14 per diluted share for the six months ended December 31, 2011. Record earnings for the quarter and for the six months ended December 31, 2012 were primarily the result of growth in both the Bank's loan portfolio and its fee income businesses.

“Our Bank's fundamentals remained strong as we posted our fourth consecutive quarter of record net income, increased total assets by $257.0 million through organic loan growth, maintained our strong asset quality and benefited from robust growth in non-interest income,” remarked Greg Garrabrants, President and Chief Executive Officer. “Our net interest margin of 3.81% this quarter was 21 basis points higher than the net interest margin for the quarter ended December 31, 2011. Our cost of funds has decreased 52 basis points year over year as we benefited from the shift in our deposit mix toward lower cost checking, savings and money market accounts and from continued re-pricing of term obligations. We are particularly pleased with the continued growth of our newer businesses. Our business banking group reached $146.0 million of deposits for the quarter ended December 31, 2012 up $46.0 million or 46.0% over the business deposit balance at September 30, 2012. Our warehouse lending business funded $690.7 million of loans in the second quarter ended December 31, 2012 after funding $229.0 million in the first quarter. Asset quality was strong with 0.79% of non-performing assets to total assets at December 31, 2012. Gain on sale from our mortgage banking business was $5.6 million this quarter, up $2.6 million from the second quarter of fiscal 2012.”

“This October, we raised $18.6 million of convertible preferred stock increasing our fully diluted share count by 4.75%,” continued Mr. Garrabrants. “I am proud to announce that we fully absorbed the impact of that dilution this quarter and improved diluted earnings per share to $0.70 per share, up $0.03 over last quarter. Our annualized return on common stockholders' equity for this quarter was 17.32%. Our Bank Tier 1 capital ratio increased to 8.52% at December 31, 2012, up from 8.20% at September 30, 2012.”

Other Highlights:

•	Loan portfolio grew by $627.8 million or 41.2% compared to December 31, 2011

•	Loan originations for the three months ended December 31, 2012 were $612.6 million, up 70.2% compared to the quarter ended December 31, 2011

•	Deposits grew by $415.0 million, or 26.7% compared to December 31, 2011

•	Asset quality remains strong with total non-performing assets of 0.79% of total assets and non-performing loans equal to 0.95% of total loans at December 31, 2012

•	Tangible book value increased to $17.08 per share, up $2.28 per share compared to December 31, 2011

•	Total assets reached $2,874.3 million, up $650.5 million or 29.3% compared to December 31, 2011

Second Quarter Fiscal 2013 Income Statement Summary
During the quarter ended December 31, 2012, BofI earned $9,768,000 or $0.70 per diluted share compared to $6,660,000, or $0.54 per diluted share for the quarter ended December 31, 2011. Net interest income increased $5,850,000 or 30.7% for the quarter ended December 31, 2012 compared to December 31, 2011. Average earning assets grew year over year by $496.3 million and our net interest margin was 3.81% compared to 3.60% for the quarters ended December 31, 2012 and 2011, respectively.

Loan loss provision was $1,950,000 for the quarter ended December 31, 2012 as compared to $1,600,000 for the quarter ended December 31, 2011. Loan portfolio growth in fiscal 2013 required an increase in loan loss provisions.

For the second quarter ended December 31, 2012, non-interest income was $6,249,000 compared to $2,986,000 for the three months ended December 31, 2011. The increase was primarily due to gain on sale of mortgage loans which was $5,579,000 for the quarter ended December 31, 2012 compared to $3,031,000 for the quarter ended December 31, 2011. Prepayment penalty income increased in the second quarter of fiscal 2013 to $513,000, up from $65,000 due to more mortgage loans prepaying in fiscal 2013.

Non-interest expense or operating costs increased $3,577,000 to $12,781,000 for the quarter ended December 31, 2012 from $9,204,000 for the three months ended December 31, 2011. The increase was mainly a result of an increase in compensation expense of $1,975,000 related to additional staffing added since December 31, 2011, an increase in advertising of $510,000 due to costs associated with increased loan and deposit products and account volumes, and an increase in loan related costs of $258,000.

Balance Sheet Summary
BofI's total assets increased $487.5 million, or 20.4%, to $2,874.3 million, as of December 31, 2012, up from $2,386.8 million at June 30, 2012. The loan portfolio increased a net $434.7 million, primarily from portfolio loan originations of $611.7 million less principal repayments and other adjustments of $177.0 million. Loans held for sale increased $18.0 million. Investment securities decreased $20.7 million as principal repayments exceeded new security investments. Total liabilities increased by $451.5 million or 20.7%, to $2,631.7 million at December 31, 2012, up from $2,180.2 million at June 30, 2012. The increase in total liabilities resulted primarily from growth in demand, savings and time deposits of $353.2 million. Stockholders' equity increased by $36.0 million, or 17.4%, to $242.6 million at December 31, 2012, up from $206.6 million at June 30, 2012. The increase was primarily the result of $18.8 million in net income, issuance of convertible preferred stock Series C of $18.6 million, vesting and issuance of RSU's and exercise of stock options of $1.2 million, less $2.1 million unrealized loss in other comprehensive income and $0.4 million in dividends declared on preferred stock.

The Bank's Tier 1 capital was 8.52% at December 31, 2012 compared to 8.27% at December 31, 2011.

Conference Call
A conference call and webcast will be held on Wednesday, February 6, 2013 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-556-4997, passcode 9545275; international callers should dial: 719-325-2491, using the same passcode. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $2.8 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be consider in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Dollars in thousands)	2012	2011	2012	2011
Net income	$9,768	$6,660	$18,757	$13,193
Unrealized securities losses	525	285	797	687
Tax provision	(213)	(117)	(324)	(277)
Core earnings	$10,080	$6,828	$19,230	$13,603

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:
BofI Holding, Inc.
Gregory Garrabrants, President and CEO
858/350-6203
Gregory.Garrabrants@bofifederalbank.com

Investor Relations:
MZ Group, Inc.
Mark A. McPartland, Senior Vice President
1-212-301-7130
markmcp@mzgroup.us

The following tables set forth certain selected financial data concerning the periods indicated:
BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands)

	December 31, 2012	June 30, 2012	December 31, 2011
Selected Balance Sheet Data:
Total assets	$2,874,322	$2,386,845	$2,223,797
Loans—net of allowance for loan losses	2,155,306	1,720,563	1,526,523
Loans held for sale, at fair value	57,498	38,469	54,336
Loans held for sale, lower of cost or market	39,684	40,712	48,000
Allowance for loan losses	11,449	9,636	8,090
Securities—trading	6,735	5,838	5,678
Securities—available-for-sale	167,167	164,159	165,047
Securities—held-to-maturity	288,452	313,032	339,691
Total deposits	1,968,265	1,615,088	1,553,230
Securities sold under agreements to repurchase	115,000	120,000	130,000
Advances from the FHLB	527,000	422,000	330,000
Subordinated debentures and other borrowings	5,155	5,155	5,155
Total stockholders’ equity	242,613	206,620	193,596

BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Selected Income Statement Data:
Interest and dividend income	$33,567	$28,616	$64,556	$56,381
Interest expense	8,631	9,530	17,135	19,118
Net interest income	24,936	19,086	47,421	37,263
Provision for loan losses	1,950	1,600	4,500	3,963
Net interest income after provision for loan losses	22,986	17,486	42,921	33,300
Non-interest income	6,249	2,986	13,010	7,556
Non-interest expense	12,781	9,204	24,313	18,756
Income before income tax expense	16,454	11,268	31,618	22,100
Income tax expense	6,686	4,608	12,861	8,907
Net income	$9,768	$6,660	$18,757	$13,193
Net income attributable to common stock	$9,436	$6,280	$18,348	$12,687
Per Share Data:
Net income:
Basic	$0.71	$0.56	$1.44	$1.15
Diluted	$0.70	$0.54	$1.37	$1.14
Book value per common share	$17.08	$14.80	$17.08	$14.80
Tangible book value per common share	$17.08	$14.80	$17.08	$14.80
Weighted average number of shares outstanding:
Basic	13,224,612	11,174,947	12,707,837	11,036,046
Diluted	13,824,440	12,304,628	13,538,503	11,415,793
Common shares outstanding at end of period	12,824,195	11,419,584	12,824,195	11,419,584
Common shares issued at end of period	13,665,957	12,162,604	13,665,957	12,162,604
Performance Ratios and Other Data:
Loan originations for investment	$331,999	$132,153	$611,696	$384,779
Loan originations for sale	280,569	227,810	535,365	318,179
Loan purchases	—	—	1,541	—
Return on average assets	1.45%	1.23%	1.45%	1.26%
Return on average common stockholders’ equity	17.32%	15.86%	17.85%	16.55%
Interest rate spread[1]	3.69%	3.44%	3.63%	3.47%
Net interest margin[2]	3.81%	3.60%	3.76%	3.62%
Efficiency ratio	40.98%	41.70%	40.23%	41.85%
Capital Ratios:
Equity to assets at end of period	8.44%	8.71%	8.44%	8.71%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	8.52%	8.27%	8.52%	8.27%
Tier 1 risk-based capital ratio[3]	13.95%	13.19%	13.95%	13.19%
Total risk-based capital ratio[3]	14.60%	13.77%	14.60%	13.77%
Tangible capital to tangible assets[3]	8.52%	8.27%	8.52%	8.27%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.13%	0.39%	0.28%	0.41%
Non-performing loans to total loans	0.95%	0.76%	0.95%	0.76%
Non-performing assets to total assets	0.79%	0.64%	0.79%	0.64%
Allowance for loan losses to total loans at end of period	0.52%	0.53%	0.52%	0.53%
Allowance for loan losses to non-performing loans	54.92%	68.79%	54.92%	68.79%
_________________________
1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.